Exhibit 2.3

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ROOTS REAL ESTATE INVESTMENT COMMUNITY I, LLC,

a Georgia Limited Liability Company.

Dated as of: June 23, 2022

THE MEMBERSHIP INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”), AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH MEMBERSHIP INTERESTS WERE ISSUED IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION CONTAINED IN SECTIONS 3(b)(1), 4(a)(2) or 4(a)(5) OF THE SECURITIES ACT AND APPLICABLE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION UNDER THE STATE ACTS. THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE SECURITIES ACT AND THE STATE ACTS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OR REGISTRATION OR QUALIFICATION UNDER THE STATE ACTS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED. ALL MEMBERSHIP INTERESTS OF THE COMPANY ARE GOVERNED BY THE TERMS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT, INCLUDING THE ADDITIONAL TRANSFER RESTRICTIONS CONTAINED HEREIN AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT. BASED UPON THE FOREGOING, EACH HOLDER OF A MEMBERSHIP INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF AN INVESTMENT THEREIN FOR AN INDEFINITE PERIOD OF TIME.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ROOTS REAL ESTATE INVESTMENT COMMUNITY I, LLC,

a Georgia limited liability company.

THIS AMENDED AND RESTATED OPERATING AGREEMENT of Roots Real Estate Investment Community I, LLC, a Georgia limited liability company (the “Company”), is entered into and effective as of June 23, 2022 (the “Effective Date”), by and among the owners of Units of the Company (each such Person, a “Member”), as well as any and all other future Members of the Company (by execution of a written agreement to be bound by the terms of this Agreement) and the Board of Managers.

W I T N E S S E T H:

WHEREAS, the Company was organized under the Georgia Limited Liability Company Act, Title 14, §§ 14-11-100, et seq., as amended from time to time (the “Act”), by the filing of its Articles of Organization with the Office of the Georgia of Secretary of State on December 8, 2020 (the “Articles of Organization”);

WHEREAS, the Company filed a Certificate of Amendment with the Office of the Georgia of Secretary of State on December 29, 2021, to change the name of the Company from “Roots Real Estate Exchange I, LLC” to “Roots Real Estate Investment Community I, LLC”;

WHEREAS, the Company previously entered into that certain Operating Agreement of Roots Real Estate Investment Community I, LLC, dated March 1, 2021 (the “Prior Operating Agreement”); and

WHEREAS, as of the Effective Date hereof, the Company hereby desires to amend and restate the Prior Operating Agreement in its entirety as set forth herein to, among other things, provide for updated terms to reflect that the Company intends to qualify as a REIT beginning with its calendar year ending 2022.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants expressed below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby certify and agree as follows:

Article I.

DEFINITIONS

Section 1.1. General Definitions. For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

As a result of the economic and management flexibility inherent in a limited liability company, the owners of the equity in the Company are variously defined as are their interests in the Company. The right of any Person to participate in the Profits and Losses, as and when made under this Agreement, and the right to receive Distributions, as and when the Board determines to make the same under this Agreement, is represented by “Units” issued by the Company. Unless otherwise limited by class, the term “Units” shall include all classes of Units. All Persons who own Units are referred to as “Equity Owners.” There are two types of Equity Owners: (1) “Members” and (2) “Economic Interest Owners.” A Member is each of the Persons who owns Units and executes a counterpart of this Agreement as a Member and each Person who is hereafter admitted as a Member. An Economic Interest Owner is any Person who owns Units and has not been admitted as a Member. Each Equity Owner has an interest in the Company that is referred to as an “Ownership Interest.” The equity interest of a Member is referred to herein as the Member’s “Membership Interest” and includes not only the Member’s Units but also, subject to the terms of this Agreement and except as otherwise set forth herein, all other rights, including the right to information and the limited right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to the Act, as modified, conditioned or restricted under the terms of this Agreement. Except as otherwise provided in this Agreement, each Unit held by a Member shall entitle such Member to one (1) vote on all matters which require or which are submitted to the Members for approval. With the consent of the Board (which consent shall not be unreasonably withheld), a Unit may be subdivided by percentage. The Ownership Interest of an Economic Interest Owner is limited to the Economic Interest Owner’s Units.

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(a) “Accountant” means the primary, outside accounting firm used by the Company to prepare its financial statements and income tax returns.

(b) “Act” means the Georgia Limited Liability Company Act as set forth in Georgia Code Section 14-11-100, et seq., as amended from time to time.

(c) “Actual Ownership” means ownership of Units by a Person who would own such Units either directly as the record owner or indirectly through a nominee, custodial or similar arrangement; provided, that such Person shall be treated as the Actual Owner of such Units only if such Person would be required (ignoring for this purpose any special tax status of such Person, e.g., as a tax-exempt organization) to include in gross income for U.S. federal income tax purposes the Distributions received with respect to such Units. In any case, Actual Ownership shall be determined without taking into account any attribution rules or constructive ownership rules under the Code. The terms “Actual Owner,” “Actually Owns” and “Actually Owned” shall have correlative meanings.

(d) “Affiliate” means, with respect to any Person, (a) in the case of an individual, any relative of such Person, (b) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person, (c) any entity Controlling, Controlled by or under common Control with such Person, or (d) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any entity Controlling, Controlled by or under common Control with such Person.

(e) “Agreement” means this Amended and Restated Operating Agreement of the Company, as executed and as it may be amended, modified, supplemented, or restated from time to time, as the context requires.

(f) “Applicable Value” means as of any date, with respect to any Unit in the Company, the “Net Asset Value Per Unit” as of the calendar quarter ending on such date, or if a calendar quarter does not end on such date, such “Net Asset Value Per Unit” as of the end of the calendar quarter immediately preceding the calendar quarter in which such date occurs.

(g) “Arbitrator” means a Person selected in accordance with Article IX of this Agreement to resolve a Dispute.

(h) “Articles of Organization” means the Company’s Articles of Organization filed with the Georgia Secretary of State on December 8, 2020, as the same may be amended from time to time.

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(i) “Assignee” means a Person who is a Transferee of an interest in the Company under a transaction consented to by the Board under Section 12.1 of this Agreement, but who is not specifically admitted as a Member.

(j) “Association” means the American Arbitration Association and, in the event that the American Arbitration Association ceases to exist or to provide rules concerning commercial arbitration, any comparable or successor Person selected by the Board.

(k) “Authorized Person” means and includes any Person who has been authorized to take any specified actions under this Agreement or through a written designation of the Board.

(l) “Beneficial Ownership” means ownership of Units by an Individual who either (a) would Actually Own such Units, or (b) would be treated as the constructive owner of such Units through the application of Section 856(h)(3)(A)(i) of the Code or Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, if the Units were units of a REIT. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

(m) “Board” shall have the meaning specified in Section 4.1.

(n) “Capital Account” means, with respect to a Member, the bookkeeping capital account determined and maintained by the Company in the manner set forth in Section 6.2.

(o) “Capital Contribution” means, as of any date, with respect to any Member, the aggregate amount of cash, cash equivalents, promissory obligations or the Fair Market Value of other property which such Member contributes or is deemed to have contributed to the Company pursuant to Article V (net of liabilities assumed by the Company from such Member and liabilities to which any such contributed property is subject) as of the date in question.

(p) “Cause” means (i) with respect to any Manager, the occurrence or existence of the events set forth in Section 4.9 and (ii) with respect to the Members, the occurrence or existence of any of the following events or situations with respect to any Member, as determined in the sole and absolute discretion of the Board (each such event or situation referred to as a “For Cause Event” and the Member to which such event occurs or relates being referred to as the “Violating Member”):

(i) The Violating Member is convicted of, or pleads no contest to, any felony or any crime or act involving dishonesty, fraud or moral turpitude;

(ii) An act of fraud, theft or embezzlement by the Violating Member related to the Company;

(iii) The failure or refusal of the Violating Member in any material respect to perform the Violating Member’s duties as established in any written employment agreement, offer letter or similar agreement between the Violating Member and the Company, which is not cured within ten (10) days after written notice thereof to the Violating Member by the Board;

(iv) Any unethical or fraudulent conduct by the Violating Member that discredits the Company or is materially detrimental to the reputation, character, business or standing of Company;

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(v) Any unlawful or criminal act by the Violating Member which would reflect badly on the Company, in the Board’s reasonable judgment; or

(vi) The breach of any material terms, covenant, or provision of this Agreement by the Violating Member, including, but not limited, the covenants, restrictions and conditions contained in Article XII, which breach is not cured within ten (10) days after the Board provides written notice thereof to the Violating Member; provided, however, in the event that such breach is incapable of being cured without causing material harm to the Company and the other Members, the Board shall not be required to provide notice and cure right to the Violating Member.

Notwithstanding the foregoing, the Company shall not be required to provide written notice and a right to cure to any Violating Member as provided above more than once per calendar year.

(q) “Certificate” means a certificate in such form as may be adopted by the Board and issued by the Company, evidencing ownership of one or more Units.

(r) “Certificate of Termination” means a certificate of termination for the Company, as contemplated by Section 14-11-602 of the Act, and executed by one (1) or more Authorized Persons.

(s) “Claim” means and includes all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative).

(t) “Closing” shall have the meaning specified in Section 14.7.

(u) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v) “Company” means Roots Real Estate Investment Community I, LLC, a Georgia limited liability company.

(w) “Company Option Period” shall have the meaning specified in Section 14.2(e).

(x) “Company Property” means any Property owned or acquired by the Company or any Subsidiary of the Company.

(y) “Confidential Information” shall have the meaning specified in Section 13.1.

(z) “Control” (including with correlative meaning, “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. For purposes of clarification, the manager/managing member of a limited liability company and general partner of a limited partnership shall be deemed to control such entities notwithstanding the fact that their respective managerial decision authority is subject to member or partner approval of typical and customary “major decisions.”

(aa) “Control Change” means:

(i) the sale of substantially all of the consolidated assets of the Company and the Company’s Subsidiaries to a Third Party;

(ii) a sale resulting in a Third Party holding no less than a majority of the Company’s Units; or

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(iii) the Company’s merger, consolidation, recapitalization, or reorganization with or into a Third Party.

(bb) “Current Value” shall have the meaning specified in Section 14.3(a)

(cc) “Date of Formation” means December 8, 2020.

(dd) “Disabled Person” means, with respect to any Manager or any Member who is providing services to the Company, (i) in the event such Manager or Member suffers from any physical or mental disability, incapacity or illness that results in such Manager’s or Member’s inability to perform substantially all of his or her duties and obligations to the Company (hereinafter a “Disability”), which such Disability lasts more than three hundred sixty-five (365) cumulative days within any eighteen (18)-month period, or (ii) in the event such Manager or Member suffers a “permanent disability” as determined by a physician who is selected by the Board (in the case of a Member) or those Members holding a Majority Vote (in the case of a Manager) and board certified in the medical field in which the subject Manager’s or Member’s Disability is alleged. Such Manager or Member shall cooperate with any examination or testing requested by said physician. Said physician’s determination shall be conclusive and final.

(ee) “Disabling Conduct” shall have the meaning specified in Section 10.1(b).

(ff) “Disposition” (including “Dispose”) means, when used with respect to an Equity Owner’s Units in the Company, whether voluntary or involuntary, any sale, assignment, exchange, mortgage, pledge, hypothecation or other transfer of all or any part of such Units, or of any of the economic or management rights represented by or relating to such Interest, whether absolute or as security or encumbrance, and including any transfer by gift, inheritance or by operation of law.

(gg) “Dispute” means and includes any controversy or claim between; (i) any Member (or Assignee) and the Board, (ii) any Member (or Assignee) and the Company, (iii) any Manager and the Company, or (iv) any Manager and another Manager, arising under or in connection with this Agreement.

(hh) “Dispute Notice” means a Notice given by the Board to a Member or Assignee, or by a Member or Assignee to the Board, as applicable, in order to resolve a Dispute in accordance with this Agreement.

(ii) “Disputing Party” means and includes the Board (or individual Manager, as applicable), the Company, or any Member or Assignee who has given or received a Dispute Notice, as applicable.

(jj) “Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise based on the Percentage Interest of each Member; provided, that, none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Membership Interest, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by split or otherwise) or any combination (by reverse split or otherwise) of any outstanding Membership Interest or (d) any fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant or other provider of services to the Company.

(kk) “Economic Interest Owner” shall have the meaning specified above.

(ll) “Effective Date” shall have the meaning specified in the preamble.

5 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(mm) “Eligible Offering” means an offer by the Company to sell to any Person (including any of the Members) any equity interests, other than an offering by the Company of equity interests issued: (a) in connection with or pursuant to any plan approved by the Board to full-time employees, officers, directors, consultants and/or advisors to the Company or any Subsidiary; (b) as consideration to sellers in connection with any acquisition of a business by the Company or any of its Subsidiaries approved in accordance with the terms of this Agreement; (c) as a result of any stock split, stock dividend, subdivision, combination, recapitalization or any similar event that is approved by the Board; or (d) to a bank or other institutional investor, or any other investor participating in an offering with a bank or other institutional investor, in connection with, and in consideration for, the issuance of debt by the Company or any of its Subsidiaries.

(nn) “Equity Owner” shall have the meaning specified above.

(oo) “Event of Dissociation” shall have the meaning specified in Section 14.1.

(pp) “Event of Succession” shall have the meaning specified in Section 12.3.

(qq) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

(rr) “Fair Market Value” of any asset at any time means the fair market value of the asset in question, as determined in the good faith judgment of the Board.

(ss) “Fiscal Year” means the calendar year (subject to applicable Treasury Regulations and rules of the United States Department of the Treasury).

(tt) “General Ownership Limit” means, as of any particular time, 9.8% of the total number of Units outstanding at such time.

(uu) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as mutually agreed to by such contributing Member and the Board;

(ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board (with appropriate corresponding adjustments to the Capital Accounts), as of the following times: (A) the acquisition of Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the Distribution by the Company to a Member of more than a de minimis amount of Property as consideration for Units; (C) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g); or (D) in connection with the grant of a Units in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a member capacity; provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

6 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(iii) the Gross Asset Value of any Company asset distributed to any Member (taking Code Section 7701(g) into account) shall be adjusted to equal the gross Fair Market Value of such asset on the date of Distribution; and

(iv) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(vv) “Hearing Date” means the date set by the Arbitrators to hear an arbitration under Article IX of this Agreement with respect to a Dispute.

(ww) “Immediate Family Member” means, when used with respect to an individual, such individual’s (i) spouse; (ii) children (natural or by adoption and stepchildren); (iii) children’s direct descendants; and (iv) parents, and includes (x) a trust established by such individual for the benefit of all or any of the individuals described in the immediately preceding clauses (i) through (iv), or (y) an Organization entirely owned by all or any of the individuals described in the immediately preceding clauses (i) through (iv) and (x), and which is controlled by such Person making a Permitted Disposition.

(xx) “Indemnified Person” shall have the meaning specified in Section 10.1(b).

(yy) “Indemnity Claim” means and includes any and all Claims in which any Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of (i) such Person’s present or former status as an Indemnified Person or (ii) any action taken or omitted in any such capacity.

(zz) “Indemnity Expense” means and includes any and all loss, claims, damages, liabilities, expenses, judgments, fines, settlements, and other amounts, including, without limitation, attorneys’ fees and paralegal charges, arising from any and all Indemnity Claims.

(aaa) “Individual” means any natural person and any entity that is included in the definition of “individual” in Section 542(a)(2) of the Code, but shall not include a pension trust described in Section 401(a) of the Code which qualifies for look-through treatment under Section 856(h)(3)(A)(i) of the Code.

(bbb) “Initial Capital Contributions” shall have the meaning specified in Section 5.1.

(ccc) “Involuntary Withdrawal” means the occurrence of any of the following events:

(i) any Member makes an assignment for the benefit of creditors;

(ii) the occurrence of an Event of Bankruptcy with respect to such Member;

(iii) a For Cause Event occurs with respect to any Member, or in the event any Member has his or her employment with the Company terminated for “Cause” as defined in any written employment agreement or offer letter between the Company and such Member;

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(iv) a Member has his or her employment relationship with Company involuntarily terminated by the Company without Cause;

(v) a Member becomes incapacitated such that a guardian is appointed for the such Member pursuant to applicable state law;

(vi) a Member becomes a Disabled Person; and

(vii) the death of a Member.

(ddd) “Liquidation Event” means any of the following events:

(i) any consolidation or merger of the Company with or into any other Person, or other corporate reorganization or sale of Units or other Membership Interests in the Company, if the Members of the Company, immediately before such consolidation, merger or reorganization, do not, as a result thereof, own, directly or indirectly, more than fifty percent (50%) of the outstanding equity interests or capital stock of the surviving entity;

(ii) any acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(iii) the sale, disposition, trade or exchange of all or substantially all of the assets of the Company; or

(iv) the consummation of a complete liquidation or dissolution of the Company.

(eee) “Majority Vote” means the vote of one or more Members of the Company, whose Units, when taken together, exceed fifty percent (50%) of the aggregate total of all Units issued and outstanding to all the Members.

(fff) “Majority Written Consent” means a written consent to the taking or omission of any action required or permitted to be taken by Members under this Agreement which is signed by or on behalf of the requisite Members entitled to grant or withhold consent with respect to such action whose Units represent a Majority Vote of all the Members.

(ggg) “Manager(s)” shall have the meaning specified in Section 4.1.

(hhh) “Market Price” means the per Unit price for the Units, which shall be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the most recently announced Applicable Value. The Market Price will be disclosed by the Company in either a pricing supplement filed by the Company with the U.S. Securities and Exchange Commission or on the Company’s website or communications platform, application or portal, as applicable.

(iii) “Member” shall have the meaning specified above, but only upon (i) the execution by each Person of an original or counterpart original of this Agreement, or a joinder agreement hereto and (ii) receipt by the Company of the Initial Capital Contribution to be made by each Person as required by the Board, as well as each of the parties who may hereafter, pursuant to and in accordance with the terms of this Agreement, become Members. The term Member shall also include any Substitute Member, but it shall not include a mere Assignee of a Member’s Units.

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(jjj) “Membership Interest” shall have the meaning specified above.

(kkk) “Net Cash Flow” means, with respect to any Fiscal Year or other fiscal period of the Company, all cash receipts, other than Capital Contributions, of the Company during that Fiscal Year or period decreased by (i) cash expenditures for operating expenses, (ii) capital expenditures to the extent not made from reserves, (iii) reserves for contingencies and working capital, established in such amounts as the Board may determine in its sole discretion, (iv) repayment of principal and interest on any financing and (v) Taxes.

(lll) “Notice” means a writing containing the information required by any provision hereof to be communicated to a Person, which shall be sufficiently delivered and shall constitute sufficient Notice for purposes of any provision hereof if: (i) sent by registered or certified mail, return receipt requested, to any Person at the last known address of such Person, on the third (3rd) business day following the deposit thereof with the United States Postal Service, with sufficient postage affixed; (ii) transmitted by hand delivery or air courier, when actually received at the address of such Person; or (iii) transmitted by telecopy or other form of facsimile transmission, upon acknowledgment of receipt thereof in writing by telecopy or otherwise.

(mmm) “Organization” means and includes all organizations (whether created by the laws of Georgia or of another state or foreign country) including, without limitation, general partnerships, joint ventures, limited partnerships, limited liability companies, corporations, trusts, business trusts, estates, custodianships, and other associations.

(nnn) “Payoff Period” shall have the meaning specified in Section 14.5(a).

(ooo) “Percentage Interest” means the percentage of the Company owned by a Member, calculated by dividing the Units then-currently held by such Member divided by the total issued and outstanding Units held by all Members (as adjusted from time to time in accordance herewith).

(ppp) “Permitted Disposition” means a Disposition by an Equity Owner of any or all of his, her or its Units, Economic Interest, Membership Interest or related management rights hereunder to (i) one or more Permitted Transferees, or (ii) any other Transferee approved by the Board in accordance with Section 3.2(c).

(qqq) “Permitted Transferee” shall have the meaning specified in Section 12.1(e).

(rrr) “Person” means and includes all Organizations, all natural persons, and all trustees, personal representatives, fiduciaries or other individuals performing in any similar capacity.

(sss) “Personal Representative” means, as to a natural Person, the executor, administrator, guardian, conservator or other legal representative thereof and, as to an Organization, the legal representative or successor thereof.

(ttt) “Principal Place of Business” means, as to the Company, its principal place of business designated in or pursuant to Section 2.2(d).

(uuu) “Proceeding” means any judicial, administrative or other adversary action or proceeding, whether civil, regulatory or criminal, including without limitation litigation, arbitration, regulatory or administrative proceedings, and mediation, and appeal or review of any of the foregoing.

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(vvv) “Profits” or “Losses” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), after giving effect to the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss; and

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation § 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss.

(www) “Property” means any property, real or personal, tangible or intangible, and any legal or equitable interest in property of any type or in any form, including cash but excluding services and promises to perform services in the future.

(xxx) “Redemption Plan” shall have the meaning specified in Section 11.3.

(yyy) “REIT” shall mean “real estate investment trust” as that term is defined in Section 856 of the Code.

(zzz) “REIT Trigger Date” shall mean the first date upon which the Company elects to be treated as a corporation that will elect to be taxed as a REIT for federal income tax purposes.

(aaaa) “Reserves” shall mean with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Board for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company.

(bbbb) “Restriction Period” shall mean the period beginning on the REIT Trigger Date and ending on the date upon which any revocation or termination of the Company’s elections pursuant to Section 856(g) of the Code is effective (following the determination of the Board that it is no longer in the best interests of the Company to qualify as a REIT).

(cccc) “Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a, et seq., as amended.

(dddd) “Subsidiary(ies)” shall mean any Person of which fifty percent (50%) or more of the outstanding equity interests having general voting power under ordinary circumstances to elect a majority of the governing body of such a Person, irrespective of whether or not at the time equity interest of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned by one or more Persons, by those Persons and one or more Subsidiaries, or by one or more other Subsidiaries.

(eeee) “Super-Majority Vote” means the vote of one or more Members of the Company, whose Units, when taken together, exceeds seventy-five percent (75%) of the aggregate total of Units issued and outstanding to all the Members.

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(ffff) “Super-Majority Written Consent” means a written consent to the taking or omission of any action required or permitted to be taken by the Members under this Agreement which is signed by or on behalf of the Members entitled to grant or withhold consent with respect to such action whose Units represent a Super-Majority Vote of all the Members.

(gggg) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

(hhhh) “Third Party” means any Person who is not a Member or a Manager of the Company, or any Affiliate or Subsidiary of any Member or Manager.

(iiii) “Transfer Agent” means, with respect to any class of Units, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Units; provided that if no Transfer Agent is specifically designated for such class of Units, the Company shall act in such capacity.

(jjjj) “Transferee” shall have the meaning specified in Section 12.1.

(kkkk) “Transferor” shall have the meaning specified in Section 12.1.

(llll) “Treasury Regulations” means a regulation issued by the United States Department of the Treasury and relating to a matter arising under the Code.

(mmmm) “Unreturned Capital Contribution” shall mean with respect to each Member, an amount, determined from time to time, equal to such Member’s Capital Contributions (included as part of the Member’s Capital Account), reduced by all prior Distributions to such Member pursuant to Section 7.2.

(nnnn) “Voluntary Withdrawal” or “Voluntary Withdraw” shall mean the occurrence of any of the following events:

(i) a Member voluntarily terminates his or her employment relationship with the Company; or

(ii) a Member’s employment with the Company ceases for any other reason other than an Involuntary Withdrawal.

(oooo) “Waivable Provisions of the Act” means those provisions of the Act not made expressly non-waivable under the Act.

(pppp) “Withdrawing Member” shall have the meaning specified in Section 14.1.

11 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 1.2. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings given to them in the United States in accordance with generally accepted accounting principles; and (c) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and the term “include” or “including” shall mean without limitation by reason of enumeration. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II.
FORMATION

Section 2.1. Organization and Governing Law. The Company has been organized as a Georgia limited liability company by the execution and filing of the Articles of Organization on the Date of Formation with the Secretary of the State of Georgia by an authorized person (within the meaning of the Act) under and pursuant to the Act. All questions concerning the construction, validity, and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the internal law, not the law of conflicts, of the State of Georgia, and specifically the Act. The provisions of this Agreement shall govern over all provisions of the Act which would apply but for (and inconsistently with) this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2. Additional Basic Information. The following details currently apply to the Company:

(a) The name of the Company is “Roots Real Estate Investment Community I, LLC”. The Board, in its sole discretion, may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Members. All business of the Company shall be conducted under its name or under such other trade name(s) as may be approved by the Board.

(b) The Company shall have a duration from the Date of Formation until it shall be dissolved and its affairs wound up in accordance with the Act and this Agreement.

(c) The names and addresses of the current Members are reflected on on the books and records of the Company and/or of the Transfer Agent, which shall be amended from time-to-time by the Board to reflect any additional Members to the Company or the withdrawal or redemption of any current Members.

(d) The Principal Place of Business of the Company shall be initially located at 1344 La France, Atlanta, Georgia 30307, but may be changed by the Board from time to time as the needs of the Company require. The Company may have such other offices as the Board may designate from time to time.

(e) The registered office of the Company required by the Act to be maintained in the State of Georgia shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Georgia shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

12 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 2.3. Company Purposes. The purpose and business of the Company and its Subsidiaries shall be to engage in any lawful act or activity approved by the Board.

Section 2.4. Company Powers. The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent that the same may be legally exercised by limited liability companies under the Act.

Section 2.5. Rights of Third Parties; Creditors Not Benefited. This Agreement is entered into by and among the Members for the exclusive benefit of the Company, its Members, the Board, and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or is to be construed to give to any creditor of the Company or any creditor of the Members or any other Person whatsoever, other than Members and the Company, any legal or equitable right, remedy or claim under or with respect to this Agreement or any of its covenants, conditions or provisions, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company. Without limiting the generality of the foregoing, no creditor shall be entitled to require a Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against such Member, whether arising under this Agreement or otherwise.

Section 2.6. Company’s Clients, Assets, and Employees. All clients on whose behalf any Member or employee of the Company renders services shall be considered the Company’s clients, and such services shall be considered services rendered by the Company so long as such services are rendered within the scope of such Member’s or employee’s duties to the Company. All client files, including but not limited to case records, histories and all other documents and information relating to clients of Company shall belong to and be and remain the assets of the Company. All assets of the Company shall be owned by and in the name of the Company as an entity and no Member shall have any ownership interest in any such assets in the Member’s individual capacity.

Section 2.7. No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or officer of the Company shall be a partner or joint venturer of any other Member, Manager or officer, for any purposes other than as set forth in the next sentence of this Section 2.7. Notwithstanding the foregoing, until such time as the Company elects to be treated as a corporation that is taxed as a REIT, the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes.

Section 2.8. Members. The Company shall maintain a list of the names and addresses of the Members and the number and classes (if applicable) of Units owned by each of them from time to time. Each Member shall be bound by and shall comply with all provisions of this Agreement and shall execute a written instrument evidencing same.

Section 2.9. Classes of Units. The Board shall have the right, in its sole discretion, to designate one or more additional classes of Units, with such rights and preferences senior or junior to the current class of Units, to be designated by the Board, in its sole discretion.

13 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article III.

DUTIES, RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1. Representations and Warranties Regarding Dispositions of Units. An Equity Owner (whether a Member or an Economic Interest Owner) may not Dispose of all or any part of such Equity Owner’s Units, except (i) upon compliance with the applicable provisions of the Securities Act and state securities laws and (ii) without strictly conforming to the requirements of this Agreement. The Company shall have no obligation to register any Units under the Securities Act or to register or qualify any Units under applicable state securities laws, or to make any exemption from registration or qualification of Units under applicable statutes available to any Equity Owner.

Section 3.2. Specific Limitations on Members Rights. In addition to the limitations, requirements, and other provisions of this Agreement, and to the applicable provisions of the Act, each Member, and every Unit, shall be taken and held subject to the following:

(a) no Member (who is not also a Manager) shall have the right to participate in the management of the Company, or have any authority to bind the Company in any manner, except as otherwise specifically provided herein, or as may be expressly delegated in writing to the Member by the Board;

(b) no Member shall have the right to vote on any matters except as otherwise specifically provided herein, or unless a specific provision of the Act otherwise requires, which such provision may not be amended or modified by the terms of this Agreement;

(c) no Member may make any voluntary Disposition of all or any portion of such Member’s Units without the express, advance written approval of the Board, which approval may be withheld at the Board’s sole discretion, and any attempted or purported voluntary Disposition, without the approval of the Board, shall be null, void and of no effect unless such Disposition is to a Permitted Transferee (subject to the further restrictions and conditions set forth in Article XII), in which case no such consent shall be required; provided, that such Member shall promptly provide notice to the Board after such Disposition has occurred. In order to effectuate the purpose of this Section 3.2(c), each Member agrees that if a Member is an Organization, the ownership interests of such Member, and the ownership interests in any Organization that itself is a direct or indirect owner of any Member that is an Organization, shall not be Disposed of without the Board’s prior written consent unless such Disposition is to a Permitted Transferee (subject to the further restrictions and conditions set forth in Article XII), in which case no such consent shall be required; provided, that such Member shall promptly provide notice to the Board after such Disposition has occurred;

(d) no Member shall have the right to voluntarily dissolve the Company; and

(e) each Member hereby knowingly and voluntarily modifies, alters, waives, and relinquishes all Waivable Provisions of the Act, to the extent the same are not expressly provided for under this Agreement.

Section 3.3. Termination of Membership. The occurrence of any event which terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up.

Section 3.4. Deceased and Incompetent Members. If a Member who is an individual dies or has a Disability, that Member’s Personal Representative may exercise all of the Member’s rights under this Agreement for the purpose of settling the affected Member’s estate or administering the affected Member’s property. If a Member is an Organization, and is dissolved or terminated, the power of the affected Member under this Agreement may be exercised by its Personal Representative.

14 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 3.5. Rights of Mere Assignees. An Assignee shall have only the rights to allocations of Profits or Losses and any Distributions relating to the assigned interest as an Economic Interest Owner. None of the other rights of a Member under the Act or this Agreement shall belong to any Assignee. In the case of any amendment to this Agreement where the approval of the Members is required or sought, no approval or consent by any Assignees shall be necessary, and such approval shall be determined by the Majority Vote or the Majority Written Consent of the Members.

Section 3.6. No Right to Withdraw Capital Contributions or Receive Distributions. Except as otherwise provided in Article XIV, no Member shall be entitled to withdraw any amount out of such Member’s Capital Account or receive any Distribution from the Company, without the approval of the Board.

Section 3.7. No Duties; No Liability for Company Obligations. No Member shall have any duties to the Company or any Member of the Company except as expressly set forth herein or in other written agreements executed by the Company and such Member. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Initial Capital Contribution to the Company.

Section 3.8. Outside Activities of Members. Except as otherwise provided in Article XIII of this Agreement, nothing in this Agreement shall be deemed to restrict in any way the right of any Member, or any Affiliate of a Member to conduct any other business or activity whatsoever, and no Member or Affiliate of a Member shall be accountable to the Company, or any Member with respect to such business or activity. Except as otherwise provided in this Agreement, each Member waives any rights such Member might otherwise have to share or participate in such other business or activity of any other Member or any Affiliate of another Member. Notwithstanding the foregoing, a Member shall account to the Company and hold as trustee for it any Property, profit or benefit derived by such Member or an Affiliate of such Member from a use or appropriation of Company Property, including information developed exclusively for the Company and opportunities expressly offered to the Company, unless the Board shall consent in writing to such use or appropriation.

Section 3.9. Actions and Meetings of Members. All actions, consents or approvals of the Members required or permitted under this Agreement may be taken and evidenced by written consents or other written instruments signed by or on behalf of the Members whose Percentage Interests represent the proportionate number of Units in the Company required to take such actions or grant such consents or approvals. The Members may, but shall not be required to, hold any annual, special or other periodic formal meetings. In the event the Board or the Members desire to do so, meetings of the Members may be called at any time or from time to time by the Board or those Members holding at least fifty percent (50%) of the requisite class of Units. Any such meetings shall be held at the Company’s Principal Place of Business or at such other place as may be designated by the Board. Any Member may participate in a meeting through use of videoconferencing, conference telephone or similar equipment so long as all participants in the meeting can communicate with and hear each other.

15 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article IV.

MANAGEMENT OF THE COMPANY

Section 4.1. Management by Board of Managers. All aspects of the Company’s management shall be vested in its Board of Managers (“Board”), which shall consist of one or more Persons appointed as set forth herein to serve as the Company’s managers (each, a “Manager” and together, the “Managers”). Except for situations in which (a) the approval of the Members is expressly required by this Agreement or by the non-Waivable Provisions of the Act, or (b) the decision-making authority is expressly delegated to the Members, the Board shall have the full, exclusive, and complete authority, power, and discretion to control the business, affairs, and properties of the Company. The Board shall have all rights and powers under this Agreement, and under the Act, to do all things which are necessary or convenient to carry out the business and purposes of the Company. At any time when there is more than one Manager on the Board, except as otherwise set forth herein, any act or decision by the Board shall require the approval of a majority of the Managers, and any act, approval or decision so taken, with or without a meeting, shall constitute the act, approval or decision of the Board, unless this Agreement shall provide expressly to the contrary or the Act shall require to the contrary. Unless authorized to do so by this Agreement or by the Board, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

Section 4.2. Number, Tenure and Qualifications. The Company shall have one (1) Manager on the Board, who shall be Roots REIT Management, LLC, a Georgia limited liability company. A Manager shall hold office until such Manager resigns pursuant to Section 4.8 or is removed pursuant to Section 4.9. Upon a Manager’s resignation pursuant to Section 4.8 or removal pursuant to Section 4.9, a successor Manager shall be appointed by Seed InvestCo, LLC, a Georgia limited liability company. A Manager need not be a Member, an Individual, or resident of, or organized or incorporated under, the State of Georgia.

Section 4.3. Certain Powers of the Board. Without limiting the general authority of the Board set forth in Section 4.1 above, the Board shall have the power and authority on behalf of the Company:

(a) to acquire Property for the Company from any Person as the Board may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Board from dealing with that Person;

(b) to borrow money for the Company from banks, other lending institutions, the Manager(s), the Members, or Affiliates of the Manager(s) or the Members on such terms as the Board deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in Company Property to secure repayment of the borrowed sums;

(c) to invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(d) to bring and defend actions and Proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission.

(e) to cause the Company to undergo, pursue or accept a Liquidation Event;

(f) to organize one or more corporations, limited liability companies, partnerships or any other entity to hold record title, as nominee for the Company, of any Company Property;

(g) to make Distributions to the Members;

(h) to lend, with or without security, any of the funds of the Company or any Company Property;

16 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(i) to issue additional Units (including to new and existing Members) and/or create and issue a new class of equity interests in the Company with such rights and preferences senior or junior to the current class of Units, to be designated by the Board, in its sole discretion;

(j) to enter into any form of agreement with any Manager to serve on the Board and payment of compensation to any Manager for providing such services to the Company;

(k) to oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(l) to represent the Company and to make decisions affecting tax treatment of the Company, including but not limited to making, changing, and revoking tax elections on behalf of the Company including, without limitation, (i) making an election be treated as a REIT or to revoke such status and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(m) to receive any loans made by Members to the Company;

(n) make any amendment to this Agreement;

(o) file a voluntary petition or otherwise initiate Proceedings (A) to have the Company or any of its Subsidiaries adjudicated insolvent, (B) seek an order for relief of the Company or any of its Subsidiaries as debtor under the United States Bankruptcy Code (11 U.S.C. § 101, et. seq.), (C) file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company or any of its subsidiaries, (D) seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or any of its Subsidiaries or of all or any substantial part of its Property, (E) make any general assignment for the benefit of creditors of the Company or any of its subsidiaries, (F) admit in writing the inability of the Company or any of its subsidiaries to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s or any of its Subsidiaries’ debt, or (G) take any action in furtherance of any proscribed action; and

(p) to form Subsidiaries of the Company, and to make capital contributions of the Company’s funds thereto.

Section 4.4. Reliance by Third Parties. Any lender, title company, purchaser, seller, co-tenant, or any other Person dealing with the Company may rely upon a certificate executed by a Manager or Authorized Person as to (i) the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Company that are related in any way to the business and affairs of the Company or any Subsidiary; (ii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company or any Subsidiary; (iii) any act or failure to act by the Company or the any Subsidiary; and (iv) any other matters related in any way to the Company, a Subsidiary, or the assets and business of either.

17 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 4.5. Duty of Loyalty. Except as otherwise provided in this Agreement, the Members acknowledge and agree that the pursuit of any business opportunity shall not be deemed to be a Company opportunity, that engaging in any such outside activities are not competitive with the Company, and do not violate any duty of loyalty to the Company under the Act or at common law. In furtherance thereof, it is expressly acknowledged that any Manager may and does have other business interests and may engage in other business activities in addition to those relating to the Company. Neither the Company nor the Members shall have any right, by virtue of the formation or operation of the Company or this Agreement, to share or participate in such other investments or activities of any such Manager or the income or proceeds derived therefrom. Except as otherwise provided in this Agreement, any such Manager shall incur no liability to the Company or to the Members as a result of engaging in any other business or venture. Except as otherwise provided in this Agreement, a Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including the ownership, operation, management, and syndication of businesses in the same line of business as the Company. To the fullest extent permitted by the Act, the Members hereby waive, release and relinquish any claim that they have or may have against such Manager under any “partnership opportunity” doctrine, “corporate opportunity” doctrine, “limited liability company opportunity” doctrine, or any other legal or equitable principal of law arising with respect to or in connection with the pursuit of any such business opportunity by such Manager. Except as otherwise provided in this Agreement, a Manager shall not be obligated to present any particular opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and such Manager shall have the right to take for its own account or to recommend to others any such particular opportunity. No decision or action taken by a Manager in reliance on the provisions of this Agreement shall be subject to review or challenge in any way or in any forum on the basis that it involved any breach of a duty of loyalty or similar fiduciary obligation.

Section 4.6. Board’s Standard of Care. The Board’s duty of care in the discharge of its duties for the Company is limited to refraining from engaging in conduct which a reasonable person would view as being opposed to the best interests of the Company. In discharging its duties, the Board shall be fully protected in relying in good faith upon the records required to be maintained by the Company and upon such information, opinions, reports or statements by any experts, Members, or agents, or by any other Person, as to matters the Board reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence or amount of assets from which Distributions to Members might properly be paid. A Manager shall devote only such time to the Company as it, in its sole discretion, shall deem to be necessary to manage and supervise the Company’s business. A Manager may consult with legal counsel (including, but not limited to, counsel who may be regular counsel to, or an employee of, the Company, a Manager, or any Affiliate thereof), accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it and any opinion of any such Person as to matters that such Manager reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by such Manager hereunder in good faith and in accordance with such opinion.

Section 4.7. Transactions with a Manager and its Affiliates. The Company is authorized to enter into transactions, contracts, agreements, or arrangements with a Manager and its Affiliates to the fullest extent permitted by the Act. Subject to the terms and provisions herein, a Manager and its Affiliates shall be fully authorized to make secured and unsecured loans to the Company on such terms as such Manager shall determine to be reasonable, and with such security as such Manager shall determine. If a Manager makes such loan to the Company, the terms of the loan may require that the Company pay to such Manager all or any portion of the outstanding principal and interest due under the loan before making any Distributions or other payments to the Members.

Section 4.8. Resignation. Any Person may resign as a Manager of the Company by delivering his, her or its written resignation to the Members at the Company’s Principal Place of Business. Said resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the happening of some other event.

18 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 4.9. Removal. Upon thirty (30) days’ prior written notice, one or more Managers may be removed for “cause” by a Super-Majority Vote or Super-Majority Written Consent. For purposes of this Section 4.9, “cause” is defined as:

(a) the Manager committing fraud against the Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within thirty (30) days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed;

(b) the willful breach by such Manager(s) of any of his, her or its covenants or agreements contained in this Agreement (subject to notice of the breach and 30-day right to cure);

(c) the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; or

(d) the dissolution of the Manager.

The removal of a Manager who is also a Member shall not affect such Manager’s rights as a Member and shall not constitute a withdrawal of a Member. Any Manager that is removed pursuant to this Section 4.9 shall be replaced pursuant to Section 4.2 above.

Section 4.10. Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Articles of Organization or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by at least the minimum number of Managers required to approve such action (as provided in this Agreement and under applicable law) and delivered to the Company for inclusion in the minutes or for filing with the Company records. Such written consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Georgia. Subject to the requirements of the Act, the Articles of Organization or this Agreement for notice of meetings, the Board may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.11. Appointment of Officers; Officer Compensation; Designation of Agents.

(a) The Board may appoint officers to the Company, including, but not limited to, Chief Executive Officer, President, Chief Financial Officer, Chief Operations Officer, one or more Vice Presidents, a Treasurer and a Secretary, each of whom shall have and may exercise or perform such duties and powers (including, but not limited to, the power to bind the Company) as may be provided in this Agreement, in such officer’s employment agreement, or as may be determined by the Board, including as may be specified in the written consent appointing such officer, or, if not so specified, as are customarily assigned to corporate officers with the same titles. The holders of such offices need not be Members of the Company. Each such officer shall report to and serve at the pleasure of the Board. Any officer elected or appointed may be removed/terminated at any time, with or without cause, by the Board or by another officer, if permitted pursuant to such other officer’s duties and responsibilities. Any vacancy occurring in any office of the Company shall be filled by the Board. The Board may designate, in its sole discretion, the compensation for any such officers, which may include sharing a portion of the Company’s and/or any of its Subsidiaries’ profits with any such officer(s), based on performance, tenure, milestones, thresholds and/or other criteria set by the Board, which shall be set forth in the written agreement between the Company (and/or its Subsidiary(ies), as applicable) and such officer.

19 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(b) The Board may designate and retain the services of one or more agents to carry out specific responsibilities of the Board to the Company or the responsibilities of the Company to any entity for which the Company performs services. Each such agent shall have and may exercise or perform such duties and powers (not including the power to bind the Company) as are delegated to such agent. Each such agent shall report to the Board or the officers of the Company, as appropriate, and shall serve at the pleasure of the Board.

Section 4.12. Formation of Committees. The Board may form committees to serve at the pleasure of the Board, with such duties and powers as the Board, in its sole discretion, may determine.

Section 4.13. Bank Accounts. The Board may from time to time open bank accounts in the name of the Company or any Subsidiary, and the Board or certain designated officers of the Company shall be the sole signatory(ies) thereon, unless the Board determines otherwise.

Section 4.14. Management Compensation; Reimbursement. The Company may pay the Manager(s) compensation for their management services. The Manager(s) shall be reimbursed by the Company for reasonable travel and other out of pocket business expenses incurred by such Manager(s) on behalf of the Company or at the Company’s request. The Company shall reimburse the Manager(s) for the legal expenses reasonably incurred by any of them in connection with the formation, organization and capitalization of the Company, including the legal fees incurred, if any, in connection with the preparation of this Agreement. The Company and the Manager(s) may enter into one (1) or more written agreements setting forth compensation terms and additional roles, responsibilities and obligations of each of the Manager(s) and the Company.

Article V.
CAPITALIZATION OF THE COMPANY

Section 5.1. Initial Capital Contributions of the Members and Percentage Interests. As of the Effective Date, each current Member has contributed cash or Property to the Company in the form of a Capital Contribution in the amounts set forth in the books and records of the Company maintained by the Board (the “Initial Capital Contributions”). Upon the request of a Member, the Board shall provide a detailed report showing such Member’s individual Initial Capital Contribution, number and class(es) (if applicable) of Units owned, current Capital Account balance and current individual Percentage Interest in the Company.

Section 5.2. No Required Additional Capital Contributions. Other than the Initial Capital Contributions, no Member shall be required to make any additional Capital Contributions to the Company.

20 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 5.3. Loans by Members. Upon the approval of the terms thereof by the Board, any Member may make a secured or unsecured loan to the Company upon commercially reasonable terms. Loans by a Member to the Company shall not be considered Capital Contributions and the outstanding principal of which, as well as any accrued interest thereon, shall be paid prior to a Distribution to the Members by the Company pursuant to Article VII below.

Article VI.
TAX MATTERS AND CAPITAL ACCOUNTS

Section 6.1. Qualifying and Maintaining Qualification as a REIT. From the effective date of the Company’s election to qualify as a REIT until the end of the Restriction Period, the Board and its officers shall take such action from time to time as the Board determines is necessary or appropriate in order to maintain the Company’s qualification as a REIT; provided, however, if the Board determines that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Board may authorize the Company to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. It is intended that the Company will elect to be treated as a corporation that will elect to be taxed as a REIT commencing with the taxable year ending December 31, 2022, until the Board determines it is no longer in the best interest of the Company to continue to qualify as a REIT. Until such time as the Company elects to be treated as a corporation that is taxed as a REIT, the Company shall elect to be taxed as a partnership.

Section 6.2. Debts and Obligations. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 6.3. Tax Returns, Reports and Information. The Board shall, at Company expense, cause to be prepared and filed on a timely basis income tax returns of the Company in all jurisdictions where such filings are required, and shall cause to be prepared and delivered to the Members, within ninety (90) days after the expiration of each Fiscal Year, and at Company expense, all information returns and reports required by the Code and Treasury Regulations and other Company information necessary for the preparation of the Members’ federal income tax returns, unless the Company files for a proper extension of same.

Section 6.4. Partnership Tax Matters. The following provisions only apply to the Company during the time period that the Company is taxed as a partnership.

(a) Capital Accounts. A separate Capital Account shall be maintained for each Member while the Company. If a Person acquires all or part of the Ownership Interest of a Member by a Disposition, the Capital Account of the acquiring Person shall be credited and the Capital Account of the disposing Member shall be debited in an amount equal to that amount of the total Capital Account of the disposing Member which is proportionate to the Ownership Interest involved in the Disposition.

(b) No Obligation to Restore Capital Account Deficit Balance. Except as required by law, a Member shall not be required to restore a deficit balance in such Member’s Capital Account.

(c) No Interest on Initial Capital Contributions or Retained Profits. The Members shall not be entitled to interest on their respective Capital Contributions, and on any Profits retained by the Company.

21 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(d) Provision of Services to Company. If any Member provides services to the Company, any compensation paid by the Company to the Member for such services shall constitute a “guaranteed payment” pursuant to Section 707(c) of the Code. As such, the Member providing such services shall be responsible for payment of all federal, state or local self-employment or income taxes and all social security or FICA taxes on such payment, and shall indemnify and hold the Company harmless from and against any loss, liability, suits, claims, penalties, fines, interest charges, expenses and costs (including attorneys’ fees) incurred by the Company and arising from the Member’s failure to timely report and pay all such taxes.

(e) Guaranteed Payments. To the extent any compensation paid to a Member by the Company, including any fees payable to any Member, is determined by the Internal Revenue Service not to be a guaranteed payment under Section 707(c) of the Code or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Section 707(a) of the Code, the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

Article VII.
ALLOCATIONS AND DISTRIBUTIONS

Section 7.1. Profits and Losses. While the Company is taxed as a partnership, for purposes of determining the Profits, Losses, or any other item allocable to any period (including allocations to take into account any changes in any Equity Owner’s Percentage Interest during a Fiscal Year and any transfer of any Interest in the Company), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

Section 7.2. Distributions. The Company’s Net Cash Flow shall be distributed to the Members at such times and in such amounts as may be determined by the Board, in its sole discretion. Subject to the rights, terms and preferences of any additional Membership Interests in the Company that may be issued from time to time in accordance with the terms of this Agreement, any such distribution of the Company’s Net Cash Flow will be made to the Members in proportion to their respective Percentage Interests.

Article VIII.

ADDITIONAL MEMBERS

Section 8.1. Issuance of Additional Membership Interests to New Members. From the date of the formation of the Company, any Person meeting the requirements set forth in this Agreement and that is acceptable to the Board may become a Member in the Company by the issuance by the Company of Units for such consideration as the Board shall determine, subject to the terms and conditions of this Agreement. However, at no time during the Restriction Period shall the Board cause or allow the Company to issue any Units that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code.

Section 8.2. Issuance of Additional Units to Existing Members. From the date of the formation of the Company, the Company may issue additional Units to one or more existing Members for such consideration as the Board shall determine, subject to the terms and conditions of this Agreement. However, at no time during the Restriction Period shall the Board cause or allow the Company to issue any Units that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code.

Section 8.3. Part Year Allocations With Respect to New Members. While the Company is taxed as a partnership, no new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. In accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder, the Board may, at its sole option, at the time a Member is admitted, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations (based on the number of Units) of loss, income and expense deductions to a new Member for that portion of the Company’s Fiscal Year in which such Person became a Member.

22 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article IX.
ARBITRATION OF DISPUTES

Section 9.1. Binding Arbitration. Any Dispute that cannot be resolved by the Disputing Parties shall be resolved solely by binding arbitration in Atlanta, Georgia, in accordance with the then prevailing rules of the Association, as modified by the provisions of this Article IX, in lieu of judicial Proceedings. Any arbitration hereunder shall be commenced by Dispute Notice from one Disputing Party to the other, and must be commenced no later than the date when any judicial action upon the same matter would be barred by any applicable statute of limitations. The Members specifically acknowledge and agree that this Agreement and the businesses to be conducted by the Company all evidence transactions “involving commerce” under the Federal Arbitration Act, 9 U.S.C.A. §§ 1-14, and hereby waive and relinquish any right to claim otherwise.

Section 9.2. Selection of Arbitrators. Any arbitration hereunder shall be conducted by a panel of three (3) Arbitrators, selected as follows:

(a) each Arbitrator must be an individual having no interest in the outcome of the Dispute, and no affiliation of business relationship with either of the Disputing Parties;

(b) the Board shall be entitled to select one of the Arbitrators;

(c) a second Arbitrator shall be selected by the other Disputing Party; and

(d) the third Arbitrator shall be selected by the Association. If any Disputing Party fails to select its Arbitrator within ten (10) days after the Dispute Notice, then the Association, and not the Person or Persons who have failed to make such a selection, shall designate the remaining Arbitrator or Arbitrators.

Section 9.3. Decision of Arbitrators. All decisions of the arbitrators shall be made by the approval of at least two (2) of the three (3) Arbitrators.

Section 9.4. Available Discovery. Each Disputing Party to the arbitration shall have the right to request and obtain document production in accordance with the Federal Rules of Civil Procedure at any time within the first thirty (30) days after the date of the Dispute Notice, and the right, in accordance with such rules, to compel document production pursuant to any such request made within such time. The Arbitrators shall have sole and absolute discretion to resolve all issues which may arise with respect to any such production requests and to determine whether additional discovery is necessary or appropriate.

Section 9.5. Identification of Claims. Any Dispute may be comprised of multiple, separate claims which, although generally related, involve separate and distinguishable issues of fact or law. Each Disputing Party shall have the right, through notice to the Arbitrators and to the other Disputing Party given not later than ten (10) days before the Hearing Date, to identify the separate claims which that Disputing Party has determined to be part of the Dispute. Claims may not be mutually inconsistent in the manner permitted in pleadings in civil litigation.

23 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 9.6. Delivery of Final Proposals. Not less than three (3) business days before the Hearing Date, each Disputing Party shall submit to the Arbitrators and other Disputing Party its final proposal to resolve each claim. A final proposal must state a sum certain for each claim involving payment of a liquidated sum, and must set forth a specific and detailed proposal for each claim that does not involve the payment of a liquidated sum.

Section 9.7. Resolution of Claims. The Arbitrators shall have sole and absolute discretion to ascertain the number and nature of separate claims which comprise the Dispute. The Arbitrators shall have the power to combine claims which they determine to be indistinguishable as a matter of fact or law. The Arbitrators shall resolve each claim by approving the final proposal of a particular Disputing Party with respect to such claim, and shall have no authority to compromise between the various final proposals with respect to any particular claim.

Section 9.8. Arbitration Costs. The Disputing Party whose final proposal is approved shall be entitled to recover its costs incurred with respect to the arbitration of the claim related to such final proposal, and this amount shall be included in the Arbitrators’ award. If a Disputing Party prevails with respect to some claims and loses as to others, the Arbitrators shall allocate the costs of the arbitration among the claims. If the Board/a Manager does not prevail with respect to any or all separate claims, the Company shall pay all costs and/or expenses in connection therewith unless it is determined that, with respect to the matter in dispute, the Board’s/Manager’s act or failure to act constituted an act or omission undertaken with deliberate intent to cause injury to the Company, constituted actual fraud by the Board/such Manager, or was undertaken with reckless disregard for the best interests of the Company, in which event the Board/such Manager shall pay such costs and expenses.

Section 9.9. Entry of Judgment. At any time within one (1) year after the Arbitrators’ award, any party to the arbitration may apply to the United States District Court for the Northern District of Georgia for a judgment to be entered upon such award, and the court shall grant an order confirming the award unless the award is vacated, modified or corrected as described in Section 9.10 below.

Section 9.10. Vacation or Modification. Any court of competent jurisdiction may make an order vacating the Arbitrators’ award, upon the application of any Disputing Party made within ninety (90) days of the award, where (i) the award was procured by corruption, fraud or undue means; (ii) there was evident partiality or corruption by the Arbitrators; or (iii) the Arbitrators were guilty of misconduct in refusing to postpone the hearing, upon sufficient cause shown, or in refusing to hear evidence pertinent and material to the Dispute. Any court of competent jurisdiction may make an order modifying or correcting the Arbitrators’ award, upon the application of any Disputing Party made within ninety (90) days after the date of the award, where there was an evident material miscalculation of figures or an evident material mistake in the description of any person, thing or property referred to in the award.

Section 9.11. Equitable Relief. Anything in this Article IX to the contrary notwithstanding, the Board shall have the right, without resorting to arbitration, to seek a restraining order, injunction or other equitable relief in connection with the enforcement of the restrictions on Disposition contained in this Agreement. The Board shall have the unrestricted right to seek such equitable relief in a court of competent jurisdiction in Atlanta, Georgia. In such event, the court shall have the power only to grant such equitable relief as may be necessary to enforce the Disposition restrictions, and all other aspects of the Dispute shall be subject to the foregoing provisions of this Article IX.

24 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article X.
RIGHTS OF THE BOARD AND OTHER INDEMNIFIED PERSONS

Section 10.1. Liability of the Board and Other Indemnified Persons.

(a) Whenever this Agreement or any other agreement contemplated hereby provides that the Board or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Board, or such Affiliate, shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or other factors affecting the Company or any Members, or (ii) in its “good faith” or under another express standard, the Board, or such Affiliate, shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law or in equity or otherwise.

(b) To the maximum extent permitted under the Act in effect from time to time, none of (A) any Manager; (B) a former Manager; and (C) any other Person who is accorded such status by the Board, which may include, without limitation, Members, former Members, Officers and any Person who is or was serving at the request of the Board in any capacity in connection with the business or affairs of the Company (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be liable to the Company or to any Member for (i) any act performed or omission to perform by such Indemnified Person, or for any losses, claims, costs, damages or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage or liability results from (1) deliberate intent to cause injury to the Company, (2) actual fraud, (3) or with reckless disregard for the Company’s best interests (all items in (1) through (3), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Company, or (iii) any losses due to the fraud, willful misconduct, or gross negligence of any agents of the Company, unless the selection or monitoring of such agents involved Disabling Conduct by an Indemnified Person. No Indemnified Person shall have any liability to the Company, Members or any Assignee for any action permitted by this Agreement.

(c) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Members, any such Indemnified Person, including any Manager, acting under this Agreement shall not be liable to the Company or to any Member for such Indemnified Person’s good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing in law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

Section 10.2. Indemnification Provisions.

(a) To the fullest extent permitted by law, each Indemnified Person shall be indemnified and held harmless by the Company from and against any and all Indemnity Expenses arising from any and all Indemnity Claims, provided, however, that the indemnification obligations in this Section 10.2(a) shall not apply to the portion of any liability , loss, obligation, damage, penalty, cost, expense, or disbursement that results from Disabling Conduct. The termination of any action, suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnified Person committed Disabling Conduct.

(b) To the fullest extent permitted by law, all Indemnity Expenses incurred by an Indemnified Person in defending any Indemnity Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim, upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 10.2.

25 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(c) The advancement of expenses and indemnification provided by this Section 10.2 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or otherwise, shall continue as to an Indemnified Person who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, successors, assigns, personal representatives, and administrators of such Indemnified Person.

(d) If for any reason (other than the Disabling Conduct of such Indemnified Person) the indemnification set forth in Section 10.2(a) is unavailable to an Indemnified Person, or is insufficient to hold such Indemnified Person harmless, in respect of any losses, claims, costs, damages or liabilities referred to in Section 10.2(a), then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.

(e) The Company may purchase and maintain insurance on behalf of the Board and such other Indemnified Persons as the Board shall determine against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) Any indemnification hereunder shall be satisfied solely out of any insurance obtained by the Company or the assets of the Company. In no event may an Indemnified Person subject the Members, Assignees, the Board, or any of them to personal liability by reason of indemnification hereunder.

(g) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 10.2 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applied, if the transaction was otherwise permitted by the terms of this Agreement.

(h) The indemnification provided in this Section 10.2 is for the benefit of the Indemnified Persons and their respective heirs, successors, assigns, executors, and administrators, and shall not be deemed to create any right to indemnification for the benefit of any other Persons.

(i) The provisions of this Section 10.2 are not intended to be exclusive. The Board may cause the Company to enter into an indemnification agreement with any Indemnified Person, or to adopt policies covering any group of Indemnified Persons on such terms as the Board may determine in its sole discretion.

(j) Any termination of this Agreement or amendment to this Section 10.2 shall not adversely affect any right or protection of an Indemnified Person existing at the time of such termination or amendment.

26 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article XI.

TRANSFER OF UNITS AND REDEMPTIONS

Section 11.1. Registration and Transfer of Units. Subject to the restrictions on transfer and ownership limitations contained below and in Article XII hereof:

(a) The Company shall keep or cause to be kept on behalf of the Company, using a Transfer Agent or otherwise, a register that will provide for the transfer of Units. Unless otherwise provided by the Board, a Transfer Agent may, in the discretion of the Board or as otherwise required by the Exchange Act, be appointed transfer agent for the purpose of transfers of Units as herein provided. Upon surrender of a Certificate, if applicable, for transfer of any Units evidenced by a Certificate, the Board shall execute and deliver, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated Transferee or Transferees, as required pursuant to the Member’s instructions, one or more new Certificates evidencing the same aggregate number and type of Units as were evidenced by the Certificate so surrendered.

(b) In the event that the Units are not evidenced by a Certificate, the Company shall not recognize any transfer of Units until it has received written documentation that the Board, in its sole discretion, determines is sufficient to evidence the transfer of such Units.

(c) Notwithstanding the foregoing, as long as (i) Roots REIT Management, LLC remains the Manager of the Company, and (ii) access to an online portal and the ability to open accounts thereon is reasonably available to potential transferees, no transfer of Units shall be valid unless the Transferee has established an account on such online platform.

Section 11.2. Personal Conduct Repurchase Right.

(a) In the event that a Member fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon the Company, as determined by the Board in its sole, but good faith, discretion, the Board may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Units held by such Member.

(b) In the event that the Board elects to cause the Company to repurchase any Units pursuant to this Section 11.2, the Company shall, within fifteen (15) business days of the Board’s election, send written notice to the applicable Member stating that the Company is exercising its right to repurchase such Units pursuant to Section 11.2 of this Agreement.

(c) In connection with any repurchase by the Company of Units pursuant to this Section 11.2, the purchase price paid to the applicable Member shall be equal to the Market Price as of the end of the fiscal quarter prior to the quarter in which the Board elects to repurchase the Units. Any purchase price paid pursuant to this Section 11.2 shall be delivered to the applicable Member within fifteen (15) business days after the notice specified in Section 11.2(b) above is delivered to such Member. Any Units repurchased pursuant to this Section 11.2 will cease to accrue distributions or have voting rights and will not be treated as outstanding, and the applicable Member will cease to be a member of the Company, as of the date that the purchase price is delivered to the applicable Member.

Section 11.3. Redemption Plan. The Board may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a redemption plan (a “Redemption Plan”), pursuant to which a Member may request that the Company redeem all or any portion of their Units, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Board may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason. The Company shall promptly notify the Members of any such amendment, suspension, or termination of such Redemption Plan. The Board may also, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, decline any particular redemption request made pursuant to a Redemption Plan if the Board believes such action is necessary to preserve the Company’s status as a REIT.

27 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article XII.

DISPOSITIONS OF UNITS

Section 12.1. Restrictions on Disposition of Units

(a) At any time during the Restriction Period, except as provided in Section 12.2, (i) no Individual shall Beneficially Own outstanding Units in excess of the General Ownership Limit and (ii) any transfer that, if effective, would result in any Individual Beneficially Owning Units in excess of the General Ownership Limit shall be void ab initio as to the transfer of that number of Units that would be otherwise Beneficially Owned by such Individual in excess of the General Ownership Limit, and the intended transferee shall acquire no rights in such excess Units.

(b) Notwithstanding any other provision herein, any transfer that, if effective during the Restriction Period, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) shall be void ab initio as to the transfer of that number of Units that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, and the intended Transferee shall acquire no rights in such excess Units.

(c) Notwithstanding any other provision herein, any transfer of Units that, if effective during the Restriction Period, would cause the Company to fail to qualify as a REIT shall be void ab initio as to the transfer of that number of Units in excess of the number that could have been transferred without such result and the intended Transferee shall acquire no rights in such excess Units.

(d) Except as otherwise specifically provided herein, the Disposition of an Equity Owner’s Ownership Interest shall be subject to the approval rights of the Board set forth in Section 3.2(c) above and the additional requirements for Dispositions contained in this Article XII. Each Member hereby acknowledges the reasonableness of the restrictions on Dispositions of all or any portion of such Member’s Membership Interest imposed by this Agreement in view of the Company purposes and the relationship of the Members. Any purported Disposition of any Ownership Interest not in accordance with this Agreement shall be null and void and of no effect. Accordingly, the restrictions on Dispositions contained herein shall be specifically enforceable. Notwithstanding any other provision of this Agreement to the contrary, a Disposition by an Equity Owner of such Equity Owner’s Ownership Interest (including a Permitted Disposition) shall be null and void ab initio if (A) the Transferee fails to deliver to the Company the documents required pursuant to Section 12.9, or (B) such Disposition would result in the violation of any applicable federal or state securities laws. In the event that an Equity Owner makes a Disposition (a “Transferor”) to any Person (a “Transferee”), including a Permitted Disposition by a Member, such Disposition shall be governed by the conditions and restrictions contained in Section 12.8 and Section 12.10 below. If the conditions in Section 12.8 and Section 12.10 of this Agreement are all satisfied, then the Transferee shall become a Substitute Member, and such Substitute Member shall be accorded the rights as contained therein. Notwithstanding anything to the contrary herein, the Company’s redemption of all or a portion of any Member’s Ownership Interest, which may be made in the Board’s sole discretion, shall not be subject to the restrictions set forth in this Article XII, however, the Board, in its sole discretion, has the right to require such redeeming Member to comply with reasonable requirements to comply with applicable law and/or recordkeeping.

28 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(e) Notwithstanding the restrictions on Dispositions of Ownership Interests set forth in this Section 12.1, a Member may Dispose by gift, will or intestate succession (without the consent of the Board), some or all of such Member’s Membership Interest, to (i) any Immediate Family Member; (ii) an Organization in which the Member, the Member’s Immediate Family Member or any combination of them own at least a majority of the equity interests; or (iii) or to any trust or partnership, all the beneficiaries or partners, respectively, of which are the Member and/or his or her Immediate Family Members (collectively a “Permitted Transferee”); provided, however, that such Disposition shall be null and void unless and until the Permitted Transferee executes a voting trust agreement conferring the right to vote at all meetings of the Members and to participate in the management of the business and affairs of the Company on to (a) the Transferor, in the event of an inter vivos gift to an Immediate Family Member, or (b) the non-deceased Members, in the event of a Disposition by will or intestate succession. Thereafter, such Permitted Transferee shall only be an Economic Interest Owner and only be entitled to receive Distributions and allocations of Net Profits and Net Losses to which the Transferor of such Membership Interest would otherwise be entitled under this Agreement. Notwithstanding any contrary terms contained in the Agreement, in the event of such a Disposition, such Economic Interest Owner(s) shall be subject to the rights conferred on and obligations of the Members (other than Transferor) and the Company contained in this Article XII.

Section 12.2. Exception and Changes to Ownership Limit.

(a) The Board may exempt from the operation of Section 12.1(a-c) certain specified Units proposed to be Actually Owned or Beneficially Owned by an Individual or other Person who has provided the Board with such evidence, undertakings and assurances as the Board may require that such Actual Ownership or Beneficial Ownership of the specified Units will not prevent the continued qualification of the Company as a REIT under the Code and the regulations thereunder. The Board may, but shall not be required to, condition the grant of any such exemption upon the obtaining of an opinion of counsel, a ruling from the Internal Revenue Service, or such other assurances as the Board may deem to be satisfactory.

(b) The Board may from time to time increase or decrease the General Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the Company to retain REIT status, in which case such decrease shall be effective immediately).

Section 12.3. Transfers of Interests by Operation of Law. Upon the Disposition of a Member’s Membership Interest by reason of the Member’s death, legal incompetency, Event of Bankruptcy, divorce or the occurrence of any other event resulting in the transfer of the Member’s property by operation of law (an “Event of Succession”), the legal representative(s) of such Member shall succeed to the Membership Interest held by such Member immediately prior to the Event of Succession; provided, however, such Membership Interest shall be immediately converted to an Economic Interest at the time of such Event of Succession, unless the conditions in Section 12.8(a) and Section 12.10 of this Agreement are all satisfied, and the Board approves the admission of the Transferee(s) as (a) Member(s), then the Transferee(s) shall become (a) Substitute Member(s), and such Substitute Member(s) shall be accorded the rights as contained therein.

Section 12.4. Remedies for Breach. If the Board or its designees shall at any time determine in good faith that a transfer has taken place in violation of Section 12.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Actual Ownership of any Units in violation of Section 12.1, the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or acquisition, including, but not limited to, refusing to give effect to such transfer on the books of the Company or instituting proceedings to enjoin such transfer or acquisition

29 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 12.5. Owners Required to Provide Information. During the Restriction Period:

(a) In order to permit the Company to comply with certain reporting obligations, every record owner of one-half of one percent (0.5%) or more, or such lower percentage as may be required pursuant to the Code or the regulations thereunder, of the outstanding Units shall, upon the timely request of the Board, give written notice to the Company within thirty (30) days after January 1 of each year stating the name and address of such record owner, the Actual Owners of such Units, and such additional information regarding the Beneficial Owners of such Units as the Company may reasonably request in order to determine the effect of such Beneficial Ownership on the Company’s ability to qualify as a “domestically controlled REIT,” to ensure compliance with the General Ownership Limit, and to determine whether the Company is a “pension-held” REIT within the meaning of Section 856(h)(3)(D) of the Code.

(b) Each Individual who is a Beneficial Owner of Units and each Person (including the Member of record) who is holding Units for an Actual Owner or Beneficial Owner shall, upon the request of the Board, provide the Company with such information as the Company may reasonably request in order to determine the Company’s status as a REIT, to ensure compliance with the General Ownership Limit, and to determine whether the Company is a “pension-held” REIT within the meaning of Section 856(h)(3)(D) of the Code or a “domestically controlled REIT.

Section 12.6. Remedies Not Limited. Nothing contained in this Article XII shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Members by preservation of the Company’s status as a REIT and to ensure compliance with the General Ownership Limit during the Restriction Period.

Section 12.7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XII, the Board shall have the power to determine the application of the provisions of this Article XII with respect to any situation, based on the facts known to it.

Section 12.8. Transferees of Membership Interests; Substitute Members.

(a) Assignees. No Disposition of any Units in the Company shall cause the Transferee to automatically become a Member of the Company or have any right to participate in the management of the business and affairs of the Company, except as otherwise specifically provided in this Agreement, including pursuant to Section 12.13 below. Any Transferee of a Membership Interest in the Company shall be an Economic Interest Owner, but the Economic Interest of a Transferee shall be subject to all of the restrictions, obligations and limitations under this Agreement and the Act, including, without limitation, the restrictions on Dispositions contained herein. To the extent allowed under applicable law, the exclusive remedy of a judgment creditor with respect to a Member’s Membership Interest in the Company shall be a charging order.

(b) Substitute Members. In the event of a Permitted Disposition of a Member’s Membership Interest, the Board shall have the right, at its sole discretion, to admit the Permitted Transferee as a Member of the Company (a “Substitute Member”), upon execution and delivery of a joinder agreement or similar agreement, agreeing to be bound by the terms, conditions and restrictions contained in this Agreement (as the same may be modified, amended or restated from time to time). A Substitute Member shall have all rights and powers and be subject to all restrictions and obligations of the Member from whom the transferred Membership Interest is acquired with respect to such transferred Membership Interest. The admission of a Substitute Member shall not release the Transferor Member from any liability with respect to such transferred Membership Interest, or any other obligation that such Transferor Member may have to the Company, that may have existed before the transfer and admission of the Substitute Member, unless a written release to that effect is executed by the Board with the Majority Vote or Majority Written Consent of the Members. A Substitute Member shall execute all documents and perform all acts which the Board may require or otherwise deem appropriate to effect such Substitute Member’s admission as a Member of the Company and shall pay, as the Board may determine, all actual expenses relating to such substitution.

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Section 12.9. Conditions Precedents to All Transfers of Ownership Interests. No Equity Owner may make a Disposition of all or any part of the Equity Owners Units to any Transferee unless the Board consents thereto (as required in Section 12.1 above) and each of the conditions set forth in this Section 12.9 have been satisfied or waived by the Board:

(a) the Company shall have received written notice describing the nature of, parties to and Membership Interest involved in the transfer, and, if the identity of the Transferee is known, setting forth the name, address and tax identification number of the Transferee and containing the Transferee’s agreement to be bound by the provisions of this Agreement applicable to Equity Owners if the transfer is completed;

(b) the Transferor shall have assumed all costs incurred by the Company in connection with the transfer;

(c) the Transferor shall have furnished the Company with a written opinion of counsel, satisfactory in form and substance to counsel for the Company, that the transfer will comply with applicable federal and state securities laws and all applicable provisions of this Agreement; and

(d) the Transferor shall have furnished the Company with a written opinion of counsel, satisfactory in form and substance to counsel for the Company, that, for federal income tax purposes, the transfer will not negatively impact the Company’s REIT status or otherwise adversely affect the Company or its Members.

Section 12.10. Additional Conditions to Recognition of Transferee.

(a) Except for Dispositions to a Permitted Transferee as provided in Section 12.1 and except as provided in this Section 12.10, a proposed Transferee who is not a Member immediately prior to the transfer shall have no right to become a Member and such Transferee shall be deemed an Economic Interest Owner and afforded those rights and obligations as provided herein unless the Board approves the transfer. No transfer of a Member’s Membership Interest (including any transfer of the Economic Interest or any other transfer which has not been approved as provided herein) shall be effective unless and until all requirements set forth in this Article XII have been complied with.

(b) If a Member Disposes of his, her or its Units to a Person who is not already a Member, as a condition to recognizing one or more of the effectiveness and binding nature of such transfer, the Board may require the transferring Member and the proposed successor-in-interest to execute, acknowledge and deliver to the Board such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Board may deem necessary or desirable to accomplish any one or more of the following:

(i) constitute such successor-in-interest as a Member;

31 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(ii) confirm that the proposed successor-in-interest as a Member, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be a Member);

(iii) preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(iv) maintain the status of the Company as a partnership for federal tax purposes; or

(v) assure compliance with any applicable state and federal laws, including securities laws and regulations.

Any proper transfer of a Membership Interest and admission of a Member in compliance with this Article XII shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given. The transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article XII.

Section 12.11. Dispositions Without Compliance Void. If any Equity Owner, purports to make a Disposition of all or any part of such Equity Owner’s Ownership Interest, without complying with all applicable provisions of this Article XII, then the purported Disposition shall be null and void, and, upon the occurrence of any such event or in the event that execution is levied on the Ownership Interest of any Equity Owner, the Members whose Membership Interests are not the subject of the purported Disposition or levy of execution shall automatically acquire an option to purchase the Ownership Interest in proportion to their respective Percentage Interests which is the subject of the purported Disposition or levy of execution at book value within ninety (90) days of such occurrence.

Section 12.12. Effective Date of Disposition. The Company will recognize a Disposition made in compliance with this Article XII as effective at the close of business on the last day of the calendar month following satisfaction or waiver of the applicable conditions set forth above.

Article XIII.

CONFIDENTIALITY

Section 13.1. Duty Not-to-Disclose Trade Secrets and Confidential Information. The Members acknowledge that, from time to time, they may receive information from or regarding the Company or its clients or customers in the nature of Trade Secrets or other confidential or proprietary business information, including, without limitation, any files, records, policies, plans, documents, programs, concepts, client lists, referral source lists, client lists methods, techniques, devises, compilations, pricing information, financial data, financial plans, or development data of Company, or any other confidential information concerning the business, customers, clients, former or current employees, methods, operations, financing or services of Company, the release of which may be damaging to the Company or Persons with which it does business (the “Confidential Information”). Each Member shall hold in strict confidence while they are a Member of the Company and for a period of three (3) years thereafter, any such information he or she receives regarding the Company or its clients or customers that is Confidential Information or, in the case of Trade Secrets, so long such information remains a Trade Secret, and may not disclose it to any Person other than another Member, except for disclosures: (i) compelled by law (but the Member must notify the Board promptly of any request for that information, before disclosing it if practicable); (ii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes was obtained without breach of any obligation of confidentiality; or (iii) to a Person already subject to an obligation of confidentiality to the Company or the affected client, who or which demonstrates a compelling need to know such Confidential Information for the best interests of the Company or the affected client or customer.

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Section 13.2. Breach of Confidentiality. In the event a Member breaches any of the covenants and restrictions contained in this Article XIII, the Company may immediately initiate legal proceedings or some other action against the Member, without notice. Should the Company or a Member bring any litigation or action against the other to enforce or interpret the terms of this Article XIII or seek monetary damages hereunder, then the party prevailing in such action or litigation shall be entitled to reasonable attorneys’ fees associated with such litigation or action.

Section 13.3. Interpretation of Confidentiality and Acknowledgement of Irreparable Harm. The Members acknowledge and agree that the Company has developed its Confidential Information and substantial goodwill over an extended period of time and at a substantial investment of time and money. The Company’s business is based largely upon the personal and professional relationships developed by the Company, the Board, and the Company’s staff. As a result, it is agreed that the appropriate protections must be put in place to safeguard against the erosion of the foregoing relationships in the event a Member becomes a former Member, as provided hereunder. Therefore, it is agreed that all of covenants contained in this Article XIII are reasonable in light thereof and any breach, in whole or in part, of the covenants contained within this Article XIII will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or threatened breach will be inadequate.

Section 13.4. Money Damages May be Insufficient. Because any breach of this Article XIII will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction enjoining such breach, and to seek any and all other remedies to which the Company may be entitled, without posting bond or furnishing other security and without proving special damages or irreparable injury.

Section 13.5. Severability. If any provision of this Article XIII is found by a court to be invalid, overly broad or otherwise unenforceable for any reason, including, without limitation, the scope, geographic area or the duration thereof, such provision shall be construed and/or reduced or reformulated by the court (or by the parties, if the court refuses to do so) in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision of this Article XIII shall attach only to such provision and shall not affect or render invalid or unenforceable any other provisions of this Article XIII, this Agreement or any other agreement or instrument.

Section 13.6. Survival of Representations, Warranties, Covenants and Obligations. Notwithstanding anything to the contrary expressed in this Agreement, any representations, warranties, covenants and obligations of the Members contained in this Article XIII shall continue without regard to any termination or expiration of this Agreement.

33 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Article XIV.
DISSOCIATION OF A MEMBER

Section 14.1. Event of Dissociation. For purpose of this Agreement, an “Event of Dissociation” with respect to a Member means the first to occur of (i) those events that are defined herein as an Involuntary Withdrawal; or (ii) those events that are defined herein as a Voluntary Withdrawal, unless otherwise waived in writing by the Board. The Member with respect to whom an Event of Dissociation occurs is sometimes referred to in this Agreement as a “Withdrawing Member.” Except as otherwise set forth in this Section 14.1, upon the occurrence of any Event of Dissociation, the Withdrawing Member shall immediately cease to be a Member of the Company. An Event of Dissociation shall constitute and operate without more, as a full and complete release of all claims by such Withdrawing Member and all others claiming in such Withdrawing Member’s right, against the Company, its Members, assets, and distributable income, except as respects the amounts payable to such Member under Section 14.2 below.

Section 14.2. Rights of Withdrawing Member Upon an Event of Dissociation. Notwithstanding any other provision herein to the contrary:

(a) If the Event of Dissociation causes a dissolution and winding up of the Company under Article XV below, the Withdrawing Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that any Distributions of Net Cash Flow to which the Withdrawing Member would have been entitled pursuant to this Agreement shall be reduced by the damages sustained by the Company as a result of the dissolution or the Withdrawing Member’s breach of this Agreement; or

(b) If the Event of Dissociation does not result in the dissolution and winding up of the Company under Article XV below, then (i) in the event that the Event of Dissociation is due to subsections (iv) (termination of employment without Cause), (v) (incapacitation), (vi) (Disability) or (vii) (death) of the definition of Involuntary Withdrawal, the Company shall redeem and the Withdrawing Member shall sell all of such Withdrawing Member’s Units to the Company within ninety (90) days from the date of occurrence of such event; (ii) in the event of any other Event of Dissociation, then the Company is hereby granted the option and right, as hereinafter described, to redeem or purchase from the Withdrawing Member or its successor-in-interest as the case may be, the Units owned by the Withdrawing Member immediately prior to such event.

(c) The purchase price of such Withdrawing Member’s Units shall be at the price set forth in Section 14.3 and the payment thereof shall be as set forth in the terms and conditions outlined in Section 14.5 of this Agreement.

(d) The parties hereto acknowledge the extreme importance of being made aware of the occurrence of any Event of Dissociation in order to avoid or mitigate substantial damage which may result. Accordingly, within three (3) days after the occurrence of any of said events, the Withdrawing Member, or its or his successor in interest, shall give written notice thereof to the Company and to the other Members.

(e) The Company shall have a period of ninety (90) days from the date upon which it receives written notice of the Event of Dissociation which gives rise to such purchase option to exercise its option to purchase all of the Withdrawing Member’s Units (the “Company Option Period”) by giving written notice of such exercise to the Withdrawing Member.

(f) If the Company does not exercise its option granted in this Section 14.2 to purchase all of the Withdrawing Member’s Units, the Withdrawing Member and its remaining Units shall remain bound by the terms and provisions of this Agreement; provided, however, such Withdrawing Member shall remain as Economic Interest Owner of the Company.

34 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 14.3. Purchase Price.

(a) Purchase Price. Except as otherwise set forth herein, the purchase price for the Withdrawing Member’s Ownership Interest to be sold shall be either (i) the price as mutually determined and agreed upon by the Withdrawing Member and the Company or (ii) the current Market Price of such Ownership Interest (the “Purchase Price”). The valuation date shall be the last day of the month preceding the date of the occurrence of the first Event of Dissociation with respect to the Withdrawing Member.

(b) Consequence of Termination for “Cause.” Notwithstanding any other provision herein to the contrary, in the event that the employment of any Member is terminated by the Company for Cause, or in the event a Member commits a For Cause Event and such Member subsequently withdraws (or is deemed to have withdrawn) from the Company for any reason whatsoever, the Purchase Price for such Withdrawing Member’s Units shall be reduced by Fifty Percent (50%). The parties acknowledge that it would be extremely impractical and difficult to ascertain the actual damages that would be suffered by the Company if any Member has his or her employment with Company terminated for Cause. The parties have considered carefully the loss to the Company which would arise from such circumstances due to the negotiation and execution of this Agreement, the expenses that the Company has incurred in connection with the preparation of this Agreement, the parties’ performances hereunder; and the other damages, general and special, which the Company would sustain, but cannot calculate with absolute certainty, and based upon all those considerations, the parties have agreed that the damages to the Company would reasonably be expected to be equal to the amount of reduction of the Withdrawing Member’s Purchase Price as set forth in this Section 14.3(b) upon the occurrence of such For Cause Event. Such reduction in the Purchase Price is not intended as a penalty, but as full-liquidated damages pursuant to the Act; provided, however, that such reduction in the Purchase Price shall not operate as a waiver of, and shall be in addition to, any other equitable or legal remedy that Company may have against such Withdrawing Member, if available and enforceable in addition to the full-liquidated damages.

Section 14.4. Subsequent Termination for Cause. Notwithstanding the fact that a Withdrawing Member has previously given the Company notice of that Member’s Voluntary Withdrawal, the Company shall have the right to terminate the Member for Cause for any subsequent For Cause Event committed by such Withdrawing Member, upon approval by the Board, which termination shall apply instead of the Voluntary Withdrawal and the Purchase Price for such Withdrawing Member’s Units shall be adjusted accordingly.

Section 14.5. Terms of Purchase. Unless otherwise agreed to by the parties, the entire Purchase Price for the purchase of a Withdrawing Member’s Units shall be due and payable in equal monthly installments of principal and interest over a thirty-six (36) month period, with said monthly payments starting the first day of the second calendar month after the Closing and continuing on the first day of each consecutive month thereafter, with interest accruing at the then-current Prime Rate (as reported by the Wall Street Journal), plus two percent (2%) interest per annum.

Section 14.6. Setoff. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that in the event the Company purchases a Withdrawing Member’s Units pursuant to the terms and provisions of this Agreement, the amount of any indebtedness of the Withdrawing Member then owed to the Company as of the date of the Closing shall be deducted from the Purchase price to be paid or otherwise calculated pursuant to this Agreement.

35 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 14.7. Time, Place and Manner of Closing. In the event the Company purchases a Withdrawing Member’s Units pursuant to the provisions of this Article XIV, the Withdrawing Member or his or her personal representative, as the case may be, shall execute and deliver all documents necessary to effectuate such Disposition at the closing of the purchase and sale of the Units (the “Closing”) including, without limitation, a sworn affidavit from the Withdrawing Member stating that the subject Units are free and clear of all liens, claims and encumbrances. Unless otherwise agreed by the parties, such Closing shall be within one hundred eighty (180) days after the date of the Event of Dissociation triggering such buy-out, and such Closing shall be in-person at the offices of the attorney for the Company in Atlanta, Georgia or at such other place or by other means as agreed to by the applicable parties.

Article XV.
DISSOLUTION AND WINDING-UP OF THE COMPANY

Section 15.1. Dissolution. The Company shall be dissolved, and its affairs shall be wound up on the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution of the Company pursuant to Section 14-11-603 of the Act, (iii) upon the election of the Board (or, if at least 66.6% of the Board has been removed for “cause” pursuant to Section 4.9, an election to dissolve the Company by the Super-Majority Vote of the Members), or (iv) if the Company undergoes, pursues or accepts a Liquidation Event.

(a) Notwithstanding any other provision of this Agreement, upon the occurrence of a bankruptcy of any one of the Members, the business of the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy of any Member, or the occurrence of an event that causes any Member to cease to be a Member of the Company.

Section 15.2. Winding-Up. In the event of the dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 14-11-604 of the Act. Upon dissolution, the remaining Members may preserve the Company’s business or Company Property as a going concern for a reasonable time, prosecute and defend actions and Proceedings, settle and close the Company’s business, dispose of and transfer property, discharge the Company’s liabilities, distribute the assets of the Company pursuant to the Act and provisions of this Agreement, file articles of dissolution pursuant to the Act, dispose of known claims against the Company, publish notice of dissolution pursuant to the procedures in the Act concerning unknown claims, and perform all other acts necessary, appropriate and incidental to the winding up of the Company’s affairs. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of its liabilities pursuant to the Act, so as to enable the Members to minimize the normal losses attendant upon any liquidation.

Section 15.3. Termination of Existence. The Company shall terminate its existence when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Articles of Organization shall have been canceled in the manner required by the Act, by the filing of a Certificate of Termination.

36 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 15.4. Rights of Members. Each Member shall look solely to the assets of the Company for the return of its Capital Contribution. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to the return of its Capital Contribution, Distributions, or allocations.

Article XVI.

Amendments

Section 16.1. Amendments Generally. Except as otherwise provided in this Article XVI, and notwithstanding any contrary provision of the Act, this Agreement may be amended from time to time by the Board in its sole discretion; provided, that this Agreement shall not be amended without the affirmative vote of any affected Member if such amendment would limit the rights of the Members of any class or series of Units or would otherwise have an adverse effect on such Members. If the Board desires to amend any provision of this Agreement in a manner that would require the vote or consent of Members, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or (ii) seek the written consent of the Members in accordance with Section 3.9 of this Agreement. Amendments to this Agreement may be proposed only by or with the consent of the Board. Such special meeting shall becalled and held upon notice in accordance with Section 3.9 of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be affected thereby, as the Board shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of a majority of the class or series of Units so affected, voting together as a single class, unless a greater percentage is required under this Agreement or by Georgia law.

Section 16.2. Amendment by Board. Without in any way limiting Section 16.1 above, the Board may cause this Agreement to be amended, by causing an instrument of amendment to be executed and giving each Member notice thereof, without the consent of any Member:

(a) to effect changes of an inconsequential or ministerial nature that do not materially adversely affect the rights or interests of any of the Members;

(b) to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof or to correct any printing or clerical errors or omissions so long as such amendment under this Section 16.2(b) does not adversely affect the rights or interests of any of the Members;

(c) to give effect to the admission, redemption, or withdrawal of Members in accordance with the terms hereof;

(d) to make changes to this Agreement negotiated with partners or other beneficial owners admitted to the Company after the Effective Date so long as such changes do not materially and adversely affect the rights or interests of any existing Member;

(e) to add to the representations, duties or obligations of the Board or surrender any right or power granted to the Board herein, for the benefit of the Members;

(f) to satisfy any requirements, conditions, guidelines, comment or opinions contained in any applicable opinion, directive, order, ruling, comment letter or regulation of any governmental authority (including, without limitation, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service, or any other federal or state or non-U.S. governmental agency) or in any applicable statute or law (including, without limitation, any federal or state or non-U.S. statute), compliance with which the Board deems to be in the best interests of the Company and the Members, provided, that the Board reasonably determines that such amendment is not likely to have a material adverse impact on the likelihood that the Company will achieve its investment objectives;

37 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(g) as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures;

(h) (i) upon the determination of the Board that it is in the best interests of the Company to qualify as a REIT, as may be necessary or advisable to cause the Company to make an election to be classified as an association taxable as a corporation for federal income tax purposes,(ii) during the Restriction Period, to preserve the Company’s status as a REIT and (iii) following the Restriction Period, to effect any revocation or termination of the Company’s elections pursuant to Section 856(g) of the Code;

(i) to change the name of the Company, its principal place of business, registered office or registered agent in accordance with Section 2.2 of this Agreement;

(j) to the extent necessary to give effect to the designations, preferences and other rights pertaining to additional Membership Interests in the Company (or rights, options, warrants or convertible or exchangeable securities with respect thereto) issued pursuant to Article VIII and make filings under the Act or otherwise in order to reference the existence or creation of a class or series of additional membership interests in the Company in connection therewith, unless an approval or consent of the Members is specifically required by this Agreement or the Act after giving effect to the terms of this Agreement; and

(k) to address changes in regulatory or tax legislation to the extent such amendment would not add to the obligations (including any tax liabilities) of any Member or otherwise alter any of the rights (including entitlements to distributions or another economic rights) of such Member.

Section 16.3. Amendments Provided to Members. The Company will provide each Member with a copy of any amendment to this Agreement made pursuant to this Article XVI.

Article XVII.
MISCELLANEOUS PROVISIONS

Section 17.1. Notices. Company statements, reports and income tax returns may be mailed to Members by regular first-class mail. All other Notices under this Agreement shall be in writing, duly signed by the party giving the same, and shall be deemed given when delivered in accordance with Section 1.1(nnn) above.

Section 17.2. Binding Effect. This Agreement shall be binding upon all the parties hereto, and their respective heirs, executors, administrators, successors and assigns. Subject to the restrictions on Dispositions contained herein, this Agreement shall inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties hereto.

Section 17.3. Severability. If any provision of this Agreement, or the application thereof to any party or circumstance, shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any Person or circumstance other than that which is determined to be invalid or unenforceable, shall not be affected thereby. Each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

38 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

Section 17.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.

Section 17.5. Further Assurances. Each Member (and Assignee, if any) hereby agrees to execute and deliver such further documents and to cooperate in taking such further action as may be necessary or appropriate to effect this Agreement or any provision hereof.

Section 17.6. Authority. Each Person executing this Agreement on behalf of another Person represents and warrants that he, she or it is authorized to do so, that such execution and the performance of this Agreement does not violate any agreement or restriction to which such party is subject and that this Agreement constitutes a legally binding obligation of such party.

Section 17.7. Execution in Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Facsimile and electronic executions and deliveries shall have the full force and effect of original signatures.

Section 17.8. Captions. Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and shall in no way define, limit, extend or describe the scope or intent of this Agreement or of any provision hereof.

Section 17.9. Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, documents, and other instruments necessary to effectuate the purposes of this Agreement or comply with all applicable laws, rules or regulations.

Section 17.10. Board’s Discretion. Whenever in this Agreement the Board is permitted or required to make a decision, unless otherwise explicitly provide in this Agreement, it may do so in its sole and absolute discretion; provided, that nothing in this Section 17.10 shall affect or modify the Board’s standard of care set forth in Article IV of this Agreement or permit the Board to take actions in violation of this Agreement.

Section 17.11. Power of Attorney. Each Member hereby irrevocably makes, constitutes and appoints the Board, with full power of substitution, so long as the Board is acting in such a capacity, its true and lawful attorney, in such Member’s name, place and stead (it is expressly understood and intended that the grant of such power of attorney is coupled with an interest) to make, execute, sign, acknowledge, swear and file with respect to the Company:

(a) this Agreement and all amendments hereto, adopted in accordance with the terms hereof;

(b) all documents which are necessary to effect the dissolution and termination of the Company;

(c) all such other instruments, documents and certificates which may from time to time be required by the laws of the State of Georgia or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Company;

39 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

(d) all instruments, documents and certificates which are necessary in connection with the Company’s qualification with the U.S. Securities and Exchange Commission with respect to qualify an offering of its securities or an exemption therefrom;

(e) all instruments, documents and certificates which are necessary in connection with a reorganization which has been authorized in accordance with the terms of this Agreement; and

(f) all instruments, documents, and certificates which are necessary to transfer such Member’s Units in accordance with the terms of this Agreement.

This power of attorney shall not be affected by and shall survive the bankruptcy, insolvency, death, incompetency, or dissolution of a Member and shall survive the delivery of any Disposition by the Member of the whole or any portion of his, her or its Units. Each Member hereby releases the Board from any liability or claim in connection with the exercise of the authority granted pursuant to this power of attorney, and in connection with any other action taken by the Board pursuant to which the Board purport to act as the attorney-in-fact for one or more Members, if the Board believed in good faith that such action taken was consistent with the authority granted to it pursuant to this Section 17.11.

Section 17.12. Jurisdiction; Waiver of Jury Trial. If the Binding Arbitration provisions of this Agreement are overruled for any reason or deemed unenforceable:

(a) Each party hereby irrevocably (i) submits to the exclusive jurisdiction of the state or federal courts in the State of Georgia, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, including, as applicable, claims arising from federal securities laws, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Georgia is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them, and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

(b) EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT, RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR TO ANY DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS), INCLUDING, AS APPLICABLE, CLAIMS ARISING FROM FEDERAL SECURITIES LAWS.

(c) Notwithstanding Section 17.12(a) and (b), the parties hereto will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

40 |	Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC

IN WITNESS WHEREOF, the undersigned have hereunto set our hands and seals to this Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC, effective as of Effective Date.

COMPANY:		MEMBERS:

ROOTS REAL ESTATE INVESTMENT COMMUNITY I, LLC,		On Behalf of All Members, based on the Power of Attorney:
a Georgia limited liability company.
ROOTS REIT MANAGEMENT, LLC,
By:	ROOTS REIT MANAGEMENT, LLC	a Georgia limited liability company.
Its:	Manager
		By:	Seed InvestCo, LLC
		Its:	Manager
By:
Print Name:	Daniel Dorfman	By:
Title:	Manager	Print Name:	Daniel Dorfman
	(COMPANY SEAL)	Title:	Manager
(COMPANY SEAL)
By:
Print Name:	Larry Dorfman	By:
Title:	Manager	Print Name:	Larry Dorfman
	(COMPANY SEAL)	Title:	Manager
(COMPANY SEAL)

(Amended and Restated Operating Agreement of Roots Real Estate Investment Community I, LLC – Signature Page)

SCHEDULE A

(maintained in the books and records of the Company)